Exhibit 99.1


Varian Medical Systems and Mitsubishi Electric Corp. Agree to Form Joint Venture in Japan

    PALO ALTO, Calif.--(BUSINESS WIRE)--Oct. 8, 2003--Varian Medical Systems (NYSE:VAR) and Mitsubishi Electric Corp. today announced that they have signed a letter of intent to enter a joint venture that will provide radiotherapy equipment and service in Japan and other Asian countries. Mitsubishi Electric Corp.'s radiotherapy service business will be transferred to the joint venture.
    The joint venture, to be headquartered in Japan, is expected to start in January of 2004, and will sell Varian Medical Systems' full line of radiotherapy products and Mitsubishi Electric Corp.'s medical linear accelerators. It will also service and support those products including Mitsubishi industrial linear accelerators. The Mitsubishi medical linear accelerators will be sold through the venture during the first two years of the arrangement.
    Varian Medical Systems, the majority owner of the venture, will acquire Mitsubishi Electric Corp.'s share of the venture at the end of the three-year arrangement. The joint venture is expected to contribute $10 million to $12 million in additional annual service revenue to Varian Medical Systems and be neutral to earnings in the first year and accretive in ensuing years. Financial terms of the transaction will be disclosed when the transaction is concluded.
    The arrangement covers all Mitsubishi Electric Corp.'s service and support activities for an installed base of approximately 500 medical and industrial linear accelerators in Japan and other countries mainly in Asia. Mitsubishi Electric Corp. and Mitsubishi Electric Systems & Service Co., Ltd, wholly owned subsidiary of Mitsubishi Electric Corp., will transfer approximately 60 service, engineering, sales and management personnel out of its current workforce on secondment to the joint venture, which will operate within existing Varian facilities around Japan.
    "We will continue a high level of service and support for all of this venture's customers," said Soutaro Shinohara who will be managing director for the joint venture.
    "Customers and employees will benefit from this new venture, which combines the expertise of both companies to more effectively meet the needs of radiotherapy markets in Japan and Asia," said Dick Levy, Chairman and CEO of Varian Medical Systems. "Customers who are equipped by both Varian Medical Systems and Mitsubishi Electric Corp. will be able to obtain all the service and products they need from a single source."
    The companies expect to conclude the transaction in December.

                                # # #

    About Varian Medical Systems

    Varian Medical Systems, (NYSE:VAR) of Palo Alto, California is the world's leading manufacturer of integrated cancer therapy systems, which are used to treat thousands of patients per day. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 2,900 people who are located at manufacturing sites in North America and Europe and in its 40 sales and support offices around the world. In its most recent fiscal year ended September 27, 2002, Varian Medical Systems reported sales of $873 million. Additional information is available on the company's investor relations web site at www.varian.com.

    About Mitsubishi Electric

    With over 80 years of experience in providing reliable, high-quality products to both corporate clients and general consumers all over the world, Mitsubishi Electric Corporation (TSE:6503) is a recognized world leader in the manufacture, marketing and sales of electrical and electronic equipment used in information processing and communications, space development and satellite communications, consumer electronics, industrial technology, energy, transportation and building equipment. The company has operations in 35 countries and recorded consolidated group sales of 3,639 billion yen (US$30.3 billion) in the year ended March 31, 2003. For more information, visit http://global.mitsubishielectric.com.

    Forward Looking Statements

    Except for historical information, this news release contains "forward-looking" statements within the meaning of U.S. securities laws. Statements concerning industry outlook, including market acceptance of or transition to new ventures and any statements using the terms "will," "expect," or similar statements are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include failure to complete and establish the joint venture; acceptance of this joint venture by Japanese customers; successful integration of both parties' personnel, products and infrastructures into the joint venture; demand for Varian Medical Systems' ("Varian") and the joint venture's products and services; the impact of competitive products and pricing; and the other risks listed from time to time in Varian's filings with the U.S. Securities and Exchange Commission. Varian assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

    CONTACT: Varian Medical Systems
             Spencer Sias, 650-424-5782 (Media)
             spencer.sias@varian.com
             Soutaro Shinohara, 81-3-3639-9700 (Business) soutaro.shinohara@jp.varian.com
               or
             Mitsubishi Electric Corp.
             Frank K. Hashimoto, 81-3-3218-2346 (Media)
             Katsuyuki.Hashimoto@hq.melco.co.jp
             Tsunetoshi Tanaka, 81-3-3218-3571 (Business)
             Tsunetoshi.Tanaka@hq.melco.co.jp